CYTORI THERAPEUTICS CONTACT
Megan McCormick
+1.858.875.5279
mmccormick@cytori.com

Cytori Announces Senior Management Changes

SAN DIEGO, April 2, 2014 – Cytori Therapeutics (NASDAQ: CYTX) today announced that Christopher Calhoun, Chief Executive Officer and Director of Cytori Therapeutics, is retiring from the position of CEO of the Company, effective immediately. The Board of Directors has named Dr. Marc Hedrick to the position of CEO, in addition to his current responsibilities as President and Director.

During a transition period, Mr. Calhoun will remain a Director on Cytori’s Board and will assume the position of Managing Director. As Managing Director, he will focus principally on Cytori’s international business development efforts until his retirement from the Company on July 1, 2014.

“We are extremely grateful to Chris for his efforts over the past 18 years to build Cytori into a world leader in adipose-derived cell therapy,” said Mr. David Rickey, Chairman of the Board of Cytori. “Mr. Calhoun founded the Company in 1996 and had the strategic vision in 2002 to acquire StemSource, Inc., led by Dr. Hedrick, enabling the development of our core cell therapy technology. Dr. Hedrick has served as President since 2004 and has overseen research, development, sales and marketing groups.”

Dr. Hedrick is a former general, vascular and plastic surgeon with an MD from University of Texas Southwestern Medical School and an MBA from University of California, Los Angeles. He and his team at UCLA discovered stem and regenerative cells in human adipose tissue.  “This is a tremendous opportunity to guide Cytori and to advance the strategic vision to become the premier cell therapy company,” said Dr. Hedrick. “I am committed to the Company, its shareholders and employees and look forward to the day that our important new therapies will benefit patients around the world and reward those who have put their trust in us.”

“I am passionate about Cytori and its technology and will continue to be dedicated to the Company’s mission and success,” said Mr. Calhoun. “It has been an honor to have worked with so many talented and dedicated colleagues, partners and physicians around the world and to have been part of making a positive difference for patients.  I have known and worked with Dr. Hedrick for more than 12 years and have full confidence in his ability to lead the Company forward.  He will have my complete support during this transition and beyond.”

About Cytori Therapeutics

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

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